Pricing Supplement No. 56 dated January 25, 2005 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$50,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	February 4, 2005	Closing Date: February 4, 2005		CUSIP Number:	78442F DJ 4

Maturity Date:	January 25, 2025	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable in whole or in part at the option of the Company:	☐ No	Redemption Price:	100% of the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption.

	☒ Yes	Redemption Dates:	January 25, 2010 and each April 25th, July 25th, October 25th and January 25th thereafter during the term of the Notes upon at least 20 days written notice to holders of the Notes.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate:	5.625%.	Interest Payment Dates:
Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, unless earlier redeemed, beginning April 25, 2005, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method:	30/360	Interest Periods:
From and including the Closing Date or each January 25th, April 25th, July 25th and October 25th thereafter, as the case may be, to and including the next succeeding April 24th, July 24th, October 24th and January 24th, as the case may be, unless earlier redeemed, with no adjustment to period end dates for accrual purposes.

Lehman Brothers

January 25, 2005

MTN 101

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, N.A. formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.
Agent:	Lehman Brothers Inc. is acting as underwriter in connection with this issuance.
Issue Price:	100.0%.
Agent's Commission:	0.30%.
Net Proceeds:	$49,850,000.
Concession:	0.00%.
Reallowance:	0.00%.
CUSIP Number:	78442F DJ 4.
ISIN Number:	US78442FDJ49.

An affiliate of the underwriter has agreed to enter into a swap transaction with the issuer of the Notes, and the underwriter may receive compensation from such affiliate in connection with the swap transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 101